Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
a.k.a. Brands Holding Corp.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
(1)	Equity	Common stock, par value $0.001 per share, available for issuance pursuant to the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan	Rule 457(h)	106,696	$11.50	$1,227,004	$0.00015310	$187.85
	Equity	Common stock, par value $0.001 per share, available for issuance pursuant to the a.k.a. Brands Holding Corp. 2021 Employee Stock Purchase Plan	Rule 457(h)	106,696	$11.50	$1,227,004	$0.00015310	$187.85

	Total Offering Amounts					$2,454,008		$375.71

	Total Fee Offsets							—

	Net Fee Due							$375.71

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (the “Plan”) and the a.k.a. Brands Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of a.k.a. Brands Holding Corp.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (“Common Stock”). This Registration Statement shall also cover any additional shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.
“Amount Registered” for Common Stock available for issuance pursuant to the Plan represents shares of Common Stock that were added to the shares available for future issuance under the Plan pursuant to the “evergreen” provision of the Plan.
“Amount Registered” for Common Stock available for issuance pursuant to the ESPP represents shares of Common Stock that were added to the shares available for future sale and issuance under the ESPP pursuant to the “evergreen” provision of the ESPP.
“Proposed Maximum Offering Price Per Share” is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act based on the average of the high and low sales prices per share of Common Stock as reported on the New York Stock Exchange on August 5, 2025.